Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
February 19, 2008	Richard E. Leone
Manager - Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES RECORD RESULTS FOR 2007
     Niles, Ohio — RTI International Metals, Inc. (NYSE: RTI) released results today for the full year and fourth quarter of 2007. Highlights include:
Full Year 2007 Results
•	2007 net sales increased 24% from 2006 to a record $626.8 million

•	2007 operating income increased 22% from 2006 to a record $141.2 million

•	Net income for the year was a record $92.6 million, up 22% from $75.7 million in 2006

•	As of December 31, 2007, the Company had $107.5 million in cash and cash equivalents, after capital expenditures during the year of $65 million
Fourth Quarter 2007 Results
•	Net sales of $163.8 million

•	Operating income of $39.4 million

•	Net income of $24.9 million
     For the full year 2007, the Company reported net sales of $626.8 million versus net sales of $505.4 million for 2006, a 24% increase. Operating income for the year increased 22% from $115.3 million in 2006 to $141.2 million in 2007. Net income for the year was $92.6 million, or $4.00 per diluted share. Net income for 2006 was $75.7 million or $3.29 per diluted share.
     For the fourth quarter ended December 31, 2007, the Company reported net sales of $163.8 million compared to $143.8 million in the fourth quarter of 2006, an increase of 14%. Operating income was $39.4 million versus $40.6 million in 2006. Fourth quarter net income was $24.9 million or $1.08 per diluted share in comparison to $26.8 million or $1.16 per diluted
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February 19, 2008

share for the same period in the prior year. The quarterly year-over-year comparison reflected the unprecedented business climate for titanium during the fourth quarter of 2006.
Titanium Group
     For the year 2007, RTI’s Titanium Group posted operating income of $102.6 million including the impact of the $7.2 million duty drawback charge on net sales of $434.3 million including intersegment sales of $181.2 million. This performance surpassed 2006 operating income of $78.5 million on sales of $356.9 million, including intersegment sales of $152.0 million. Mill product shipments for the year were 15.4 million pounds at an average realized price of $26.58 per pound up 28% over RTI’s average realized price for 2006.
     For the fourth quarter of 2007, the Titanium Group posted operating income of $33.7 million on sales of $114.1 million, including intersegment sales of $45.4 million. Mill product shipments for the fourth quarter were 4.0 million pounds at an average realized price of $27.34 per pound compared to mill product shipments of 3.9 million pounds in 2006 at an average realized price of $22.45 per pound.
     Dawne S. Hickton, Vice Chairman & CEO commented, “The Titanium Group had its second consecutive record year in 2007. Net sales, operating income and earnings were at all-time highs. We extended our contract with Airbus, as well as the Joint Strike Fighter (JSF) contract with Lockheed Martin. To support these long-term contracts, we made major commitments to increase our titanium melting, forging and rolling capability, and to ensure a reliable supply of raw material through the new sponge plant in Hamilton, Mississippi. In light of these and other initiatives, I look forward to even better results for 2008.”
Fabrication & Distribution Group
     For 2007, net sales for the Fabrication & Distribution Group (“F&D”) grew 24% to a record $373.7 million versus $300.5 million in 2006. The F&D Group also had record operating income of $38.6 million for the year, compared to $36.8 million in 2006. For the fourth quarter of 2007, the F&D Group posted operating income of $5.7 million on sales of $95.1 million. During the same period in 2006, this Group had operating income of $15.4 million on sales of $92.9 million.
     “The modest increase in operating income was impacted by costs relating to our Houston and new Montreal facilities, as our spending increased in anticipation of meeting the demands of the Boeing 787 contract, as well as a softening in prices for certain products sold by our distribution facilities,” said Dawne Hickton. “For 2008, we expect that the F&D Group’s operating results will continue to improve as production at the Houston and Montreal facilities ramp up to support the $900 million long-term agreement with Boeing, as well as other initiatives.”
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February 19, 2008

Expansions
     During 2007, we substantially completed our previously announced $35 million expansion in the Titanium Group to support the $800 million 10-year Airbus contract announced in 2006, as well as the $43 million expansion in the F&D Group for the Boeing 787 program.
     The Company’s capital expenditures for the year were $65 million of which $6 million was related to the future sponge and mill expansion projects while the remaining $59 million was related to previously announced expansions, replacement and maintenance requirements.
Outlook
     “Our major capital expansion projects are on track to support the $4 billion of long-term agreements we have signed that ramp up production in 2010 and beyond,” said Dawne Hickton. “Our cash on hand at year-end was $107.5 million, and with our new credit facility of $240 million in place, we are well positioned to support the more than $400 million in announced capital expenditures, while we continue to seek additional growth opportunities. For 2008, we expect mill product shipments to range between 17 - 18 million pounds at an average realized price lower than that experienced in 2007. We also expect sales to increase 15 - 20% and operating income to increase 7 - 12% versus 2007.”
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending and continued support for programs such as the Joint Strike Fighter, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the results of the Company’s ongoing internal duty drawback investigation, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial,
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February 19, 2008

defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, February 19, 2008 at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-493-9121 or (International) 973-582-2750 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, February 26, 2008, by dialing (USA/Canada) 800-642-1687 or (International) 706-645-9291 and Conference ID #34872782.
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February 19, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$163,784	$143,788	$626,799	$505,389
Cost and expenses:
Cost of sales	108,223	90,088	418,671	332,530
Selling, general, and administrative expenses	15,755	12,716	65,317	56,110
Research, technical, and product development expenses	395	363	1,650	1,496

Operating income	39,411	40,621	141,161	115,253
Other income (expense)	(194)	358	(2,134)	540
Interest income	1,138	1,232	4,764	3,172
Interest expense	(426)	(327)	(1,324)	(674)

Income before income taxes	39,929	41,884	142,467	118,291
Provision for income taxes	15,013	15,100	49,836	42,591

Net income	$24,916	$26,784	$92,631	$75,700

Earnings per share:
Basic	$1.08	$1.18	$4.04	$3.34

Diluted	$1.08	$1.16	$4.00	$3.29

Weighted-average shares outstanding:
Basic	22,970,216	22,736,573	22,930,768	22,657,225

Diluted	23,176,802	23,053,130	23,154,194	23,037,096

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February 19, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$107,505	$40,026
Investments	—	85,035
Receivables, less allowance for doubtful accounts of $613 and $1,548	102,073	92,517
Inventories, net	296,559	241,638
Deferred income taxes	12,969	2,120
Other current assets	2,951	5,818

Total current assets	522,057	467,154
Property, plant, and equipment, net	157,355	102,470
Goodwill	50,769	48,622
Other intangible assets, net	17,476	15,581
Deferred income taxes	6,059	9,076
Other noncurrent assets	1,568	1,010

Total assets	$755,284	$643,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,666	$34,055
Accrued wages and other employee costs	22,028	17,475
Billings in excess of costs and estimated earnings	21,573	21,147
Income taxes payable	—	5,253
Deferred income taxes	—	10,255
Current portion of long-term debt	1,090	459
Current liability for post-retirement benefits	2,660	2,783
Current liability for pension benefits	5,962	580
Other accrued liabilities	16,171	9,436

Total current liabilities	116,150	101,443
Long-term debt	16,506	13,270
Noncurrent liability for post-retirement benefits	31,019	32,445
Noncurrent liability for pension benefits	8,526	22,285
Deferred income taxes	69	5,422
Other noncurrent liabilities	7,230	6,867

Total liabilities	179,500	181,732

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,610,746 and 23,444,868 shares issued; 23,105,708 and 22,972,025 shares outstanding	236	234
Additional paid-in capital	302,075	289,448
Treasury stock, at cost; 505,038 and 472,843 shares	(7,801)	(5,285)
Accumulated other comprehensive loss	(20,367)	(31,226)
Retained earnings	301,641	209,010

Total shareholders’ equity	575,784	462,181

Total liabilities and shareholders’ equity	$755,284	$643,913

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February 19, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2007	2006
Cash provided by operating activities (including depreciation and amortization of $15,712 and $14,292 for the years ended December 31, 2007 and 2006, respectively)	$45,638	$83,671

Cash provided by (used in) investing activities	20,623	(118,346)

Cash provided by financing activities	3,662	21,629

Effect of exchange rate changes on cash and cash equivalents	(2,444)	(281)

Increase (decrease) in cash and cash equivalents	67,479	(13,327)
Cash and cash equivalents at beginning of period	40,026	53,353

Cash and cash equivalents at end of period	$107,505	$40,026

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February 19, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales:
Titanium Group	$68,669	$50,841	$253,130	$204,881
Intersegment sales	45,392	46,336	181,200	151,983

Total Titanium Group net sales	114,061	97,177	434,330	356,864

Fabrication & Distribution Group	95,115	92,947	373,669	300,508
Intersegment sales	2,966	1,041	8,192	5,641

Total Fabrication & Distribution Group net sales	98,081	93,988	381,861	306,149

Eliminations	48,358	47,377	189,392	157,624

Total consolidated net sales	$163,784	$143,788	$626,799	$505,389

Operating income:
Titanium Group before corporate allocations	$35,904	$27,053	$113,469	$86,767
Corporate allocations	(2,170)	(1,832)	(10,886)	(8,306)

Total Titanium Group operating income	33,734	25,221	102,583	78,461

Fabrication & Distribution Group before corporate allocations	8,726	19,358	54,067	53,241
Corporate allocations	(3,049)	(3,958)	(15,489)	(16,449)

Total Fabrication & Distribution Group operating income	5,677	15,400	38,578	36,792

Total consolidated operating income	$39,411	$40,621	$141,161	$115,253

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